Attachment 77.M.
Mergers

On September 23, 2016, shareholders of the Westport Fund and the Westport Select Cap Fund approved an
Agreement and Plan of Reorganization between Hennessy Funds Trust, on behalf of the Hennessy Mid Cap 30
Fund, and The Westport Funds, a Delaware statutory trust, on behalf of the Westport Fund and the Westport
Select Cap Fund.  The Agreement and Plan of Reorganization provides for the transfer of all of the assets of the Westport Fund and the Westport Select Cap Fund to the Hennessy Mid Cap 30 Fund and the assumption of the liabilities (other than any excluded liabilities) of the Westport Fund and the Westport Select Cap
Fund by the Hennessy Mid Cap 30 Fund.  Each of the Westport Fund, the Westport Select Cap Fund, and the
Hennessy Mid Cap 30 Fund have substantially similar investment objectives. The following tables illustrate the specifics of the Hennessy Mid Cap 30 Fund’s reorganization:

Westport Fund Net Assets
$327,593,695(1)

Shares issued to Shareholders of Westport Fund
16,818,829

Westport Select Cap Fund Net Assets
$106,936,284(2)

Shares issued to Shareholders of Westport Select Cap Fund
5,490,173

Hennessy Mid Cap 30 Fund Net Assets
$ 944,525,090

Combined Net Assets
$1,379,055,069

Tax Status of Transfer
Non-taxable

(1) Includes accumulated realized losses and unrealized appreciation in the amounts of $24,482,976 and $179,647,207, respectively.
(2) Includes accumulated realized losses and unrealized appreciation in the amounts of $49,229,674 and $77,980,073, respectively.

Assuming the reorganization had been completed on November 1, 2015, the beginning of the annual reporting period of the Hennessy Mid Cap 30 Fund, the pro forma results of operation (unaudited) for the year ended
October 31, 2016, would have been as follows:

Net investment loss     $(3,630,389)
Net realized gain on investments    $187,733,108
Net change in unrealized appreciation on investments $5,795,235
Net increase in net assets resulting from operations $189,897,954

Because the combined investment portfolios have been managed as a single integrated portfolio since the reorganization was completed, it is not practicable to separate the amounts of revenue and earnings of the Westport Fund and the Westport Select Cap Fund that have been included in the Hennessy Mid Cap 30
Fund’s Statement of Operations since September 23, 2016.